Exhibit 99.1.1

Marizyme Announces European DuraGraft® Registry Results Presented at the European Association for Cardio-Thoracic Surgery (EACTS) 34th Annual Virtual Meeting

Jupiter, FL October 9, 2020 – Marizyme, Inc. (“Marizyme” or the “Company”) (OTCQB:MRZM) is a global biotechnology company developing products to reduce the burden of ischemia-reperfusion injury in tissue grafting, organ transplant, and other surgical indications. Today, Marizyme announced that results from its European DuraGraft Registry were presented on October 8, 2020 at the EACTS Annual Meeting.

The EACTS Conference is the largest cardio-thoracic and vascular surgery meeting in the world focusing on scientific developments and research. This highly recognized and respected meeting held virtually this year from Barcelona, Spain, is the ideal platform to bring scientific developments to the forefront, providing a stage to present solid research on new technologies such as DuraGraft.

The presentation by Dr. Maximilian Emmert (German Heart Center in Berlin, Germany, lead Principal Investigator and Chair of the advisory committee for the European CABG registry) entitled “Clinical event rate in patients with and without left main disease undergoing CABG: results from the prospective European DuraGraft Registry,” highlighted the results of a clinical registry focused on enhanced outcomes for coronary artery bypass grafting (CABG) in patients treated with DuraGraft, an intra-operative graft storage solution. This 3,000 patient open enrollment (clinicaltrials.gov: NCT02922088) VASC trial in 45 major cardiovascular centers around Europe, in patients who have undergone CABG, shows low myocardial infarction and repeat revascularization rates at 30 days and 1-year post CABG. The registry provides detailed real-world insights into clinical outcomes associated with CABG with DuraGraft in patients with and without left main coronary artery disease (LMCAD) and emphasizes the importance of intraoperative graft preservation in conjunction with CABG.

“We are very excited to have been selected to present our findings during an oral presentation and share the first results from this ongoing large European clinical registry with our colleagues from around the globe at this year`s EACTS conference,” said Dr. Emmert.

Dr. Satish Chandran, President of Marizyme stated, “Clinical evidence generated by independent researchers around the world has provided important insight into risk factors and outcomes of contemporary patients undergoing CABG. The European DuraGraft Registry shows improvement over literature derived outcomes and demonstrates the value proposition of DuraGraft to patients, cardiac centers, and healthcare systems worldwide. We at Marizyme are extremely excited to offer this product to CABG patients.”

About CABG and DuraGraft

When patients with heart disease undergo CABG surgery, free vein or arterial grafts harvested from the leg, arm or chest are frequently used to bypass blood flow around occluded coronary arteries; about 90% of CABG surgeries use at least one free vein graft. In most cases, in the time between harvesting and bypass grafting, the free graft is stored in saline or autologous blood which does not protect the graft from ischemic injury thereby increasing the risk of ischemia-reperfusion injury which can lead to graft disease and, ultimately, vein graft failure leading to post-CABG myocardial infarction and the need for repeat revascularization procedures.

DuraGraft is a CE-marked product that protects vascular grafts against ischemic injury and is the only product approved for graft protection and preservation during bypass and other vascular surgeries. DuraGraft protects graft tissue from harvesting through anastomosis and is used during vascular surgery (including CABG) as a treatment to maintain the structural and functional integrity of isolated vascular grafts. The use of DuraGraft is associated with the reduction of post-CABG complications associated with graft disease and failure: myocardial infarction, repeat revascularization, and MACE (a composite of all major adverse cardiac events).

Clinical studies in more than 3,000 patients support the long-term safety and efficacy of DuraGraft compared to unproven standard of care solutions which are not approved or labeled for this use case. The use of DuraGraft in CABG surgery is associated with statistically significant lower risks for clinical complications following CABG; 45% reduction in non-fatal myocardial infarction (MI) (p <.0001), 35% reduction in repeat revascularization (p=0.037), and 19% reduction of MACE (p=0.005) (Haime et al. 2018).

About Marizyme, Inc.

Marizyme is a development-stage company dedicated to the commercialization of therapies that address the urgent need relating to higher mortality and costs in the acute care space. Specifically, Marizyme will focus its efforts on developing and acquiring treatments for those diseases. Through its recent acquisition of the assets of Somahlution, LLC, it has acquired products and product candidates that reduce the burden of ischemia reperfusion injury in tissue grafting, organ transplant, and other surgical indications. The Company’s flagship product, DuraGraft, is an intra-operative vascular graft storage solution that inhibits endothelial damage, leading to improved clinical outcomes by reducing the incidence of complications associated with vein graft failure. DuraGraft enhances CABG surgical outcomes by significantly reducing major adverse cardiac events such as repeat revascularization and myocardial infarction. DuraGraft is not yet available in the United States.

For more information about Marizyme, visit www.marizyme.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including those relating to the Marizyme’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. The Company has made every reasonable effort to ensure the information and assumptions on which these statements are based are current, reasonable, and complete. However, a variety of factors, many of which are beyond the Company’s control, affect the Company’s operations, performance, business strategy and results and there can be no assurances that the Company’s actual results will not differ materially from those indicated herein. Additional written and oral forward-looking statements may be made by the Company from time to time. Forward-looking statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, including those risks set forth in the Company’s risk factor disclosure in the reports that Marizyme files with the Securities and Exchange Commission (SEC File No. 000-53223), uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact(s):

Marizyme, Inc.

Satish Chandran

Phone: 215-896-3392

Email: Satish.Chandran@somahlution.com